UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2005

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number.)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)

Registrant's telephone number, including area code: (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

    On March 17, 2005, Textron reached an agreement to sell approximately 60 percent of its preferred stock in Collins and Aikman Products Co. ("C&A") to Heartland Industrial Partners, L.P. ("Heartland") for cash and other consideration with a total value of approximately $25 million. This transaction is expected to occur during the second quarter of this year, but no earlier than 45 days after C&A's parent, C&A Corporation, files its Form 10-K for its 2004 fiscal year.

    Textron acquired the C&A preferred shares in 2001 as part of the sale of its Automotive Trim business. Prior to March 17, 2005, Textron had recorded the preferred stock at 45 percent of original face value or $90 million. Based on the expected proceeds from the sale of the shares to Heartland, on March 17, 2005, Textron concluded that in the first quarter of 2005 it will record a non-cash after-tax impairment charge of approximately $37 million on all of the C&A preferred shares held by Textron.

Item 7.01 Regulation FD Disclosure

    On March 17, 2005, Textron issued a press release reaffirming its earnings outlook for the first quarter and full year of 2005 and disclosing several matters related thereto, including the after-tax impairment charge referred to in Item 2.06 of this Form 8-K. This press release is attached hereto as Exhibit 99 and is incorporated herein by reference.

 Item 9.01     Financial Statements and Exhibits

      (c)     Exhibits

      The following exhibits are filing herewith:

      99     Press release dated March 17, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: March 21, 2005

s/Richard L. Yates
By: Richard L. Yates
Senior Vice President and Controller

EXHIBIT INDEX

Exhibit No.     Exhibit

99                  Press release dated March 17, 2005